PRESS RELEASE

For more information contact:
Be Incorporated
Dan Johnston
President
650/965-4842
danj@beincorporated.com

Be Incorporated's Antitrust Suite Against Microsoft Transferred to Maryland

MOUNTAIN VIEW, Calif.--Aug. 21, 2002--Be Incorporated (OTC: BEOSZ.PK - News) announced today the Judicial Panel on Multidistrict Litigation has ordered Be's antitrust lawsuit against Microsoft transferred to the federal district court for the District of Maryland in Baltimore. Be's antitrust suit will now be coordinated by Judge Frederick Motz along with the lawsuits filed by at least two other significant competitors of Microsoft and certain consumer class action suits currently pending there against the software company. Be had originally filed its suit in the Northern District of California, where it was assigned to a federal judge sitting in Oakland.

Judge Motz has scheduled a status conference, for the purpose of planning discovery and other pretrial proceedings, on August 27 for the attorneys of all parties whose cases against Microsoft will be coordinated by the judge. At an appropriate time, Be will be entitled to have its case transferred back to the federal court in Oakland, unless Be consents to a trial of its case in Baltimore.

About Be

Be Incorporated has ceased business operations and filed for dissolution on March 15, 2002. Be's headquarters have moved to Mountain View, California and can be reached at P.O. Box 391420, Mountain View, CA 94039. Be's web site address is: http://www.beincorporated.com.